EXHIBIT 10.6

UNDERWRITING AGREEMENT

March 3, 2004

SMTC Corporation

- and -

SMTC Manufacturing Corporation of Canada

635 Hood Road

Markham, Ontario

Canada L3R 4N6

Attention:	John E. Caldwell
President and Chief Executive Officer, SMTC Corporation
President and Chief Executive Officer, SMTC Manufacturing
Corporation of Canada

Dear Sirs/Mesdames:

The undersigned, Orion Securities Inc. (the “Lead Underwriter”), CIBC World Markets Inc., GMP Securities Limited and RBC Dominion Securities Inc. (the Lead Underwriter, CIBC World Markets Inc., GMP Securities Limited and RBC Dominion Securities Inc. are hereinafter collectively referred to as the “Underwriters” and each individually, an “Underwriter”) understand that SMTC Manufacturing Corporation of Canada (the “Company”), an indirect wholly-owned subsidiary of SMTC Corporation (“SMTC”), proposes to create, issue, offer and sell 33,350,000 special warrants (the “Special Warrants”), subject to the terms and conditions set out below, at a price of Cdn. $1.20 (the “Issue Price”) per Special Warrant (the “Offering”). The total gross proceeds of the Offering to the Company will be Cdn. $40,020,000.

The Special Warrants will be issued pursuant to the provisions of a special warrant indenture and escrow agreement to be dated the date hereof (the “Special Warrant Indenture”) and made between the Company and CIBC Mellon Trust Company (the “Trustee”). The specific attributes of the Special Warrants will be set forth in the Special Warrant Indenture. The Special Warrant Indenture will provide, among other things, that holders of Special Warrants will be entitled to receive for each Special Warrant held, upon the conversion thereof and without payment of any additional consideration, one unit (and including any amounts forming part of a Penalty Unit (as defined below), a “Unit”) comprised of one exchangeable share in the capital of the Company (including any such shares forming part of a Penalty Unit, a “Special Warrant Share”) and one-half of one exchangeable share purchase warrant (each whole warrant, a “Warrant”) for each Special Warrant held, subject to adjustment as described in Section 5 and in certain other circumstances specified in the Special Warrant Indenture. The Special Warrant Indenture will otherwise be in such form and contain such terms as may be approved by the Underwriters, the Company, SMTC and their respective counsel. The Special Warrants will be exercisable by the holders thereof, at any time on or before 5:00 p.m. (Toronto time) on the date (the “Special Warrant Expiry Date”) that is the earlier of: (i) the sixth Business Day (as defined below) after the date that a receipt is issued by the securities regulatory authority in the Qualifying Jurisdiction (as defined below) in which the holder is resident

(holders of Special Warrants resident outside of Canada will be deemed to be residents of the Province of Ontario for these purposes) for a (final) prospectus qualifying the distribution of the Units issuable upon exercise of the Special Warrants (the “Prospectus Qualification Date”); and (ii) the first Business Day following the date that is 12 months after the Closing Date (as defined below). Special Warrants not exercised prior to the Special Warrant Expiry Date will be deemed to have been exercised by the Trustee on behalf of the holders thereof, without any further action on the part of the holders, at 4:59 p.m. (Toronto time) on the Special Warrant Expiry Date.

The exchangeable shares in the capital of the Company are referred to herein as “Exchangeable Shares”; the Exchangeable Shares issuable upon the conversion of the Warrants are referred to herein as “Warrant Shares”; the common shares in the capital of SMTC are referred to herein as “Common Shares”; and the Common Shares issuable upon the exchange of the Exchangeable Shares are referred herein as “Underlying Common Shares”.

The Warrants will be issued pursuant to the provisions of a warrant indenture to be dated the date hereof (the “Warrant Indenture”) and made between the Company and the Trustee. The specific attributes of the Warrants will be set forth in the Warrant Indenture. The Warrant Indenture will provide, among other things, that each whole Warrant will entitle the holder thereof to acquire one Exchangeable Share for each Warrant held, subject to adjustment in certain other circumstances specified in the Warrant Indenture, and will be exercisable by the holders thereof at any time on or before 5:00 p.m. (Toronto time) on the date (the “Warrant Expiry Date”) that is the first Business Day following the date that is five years after the Closing Date at a price of Cdn. $1.85 per Warrant Share, subject to adjustment in certain circumstances specified in the Warrant Indenture. The Warrant Indenture shall otherwise be in such form and contain such terms as may be approved by the Underwriters, the Company, SMTC and their respective counsel.

Each Special Warrant Share and Warrant Share will be exchangeable at the option of the holder for one Underlying Common Share, subject to adjustment in certain circumstances specified in the Support Agreement. On or after July 27, 2015, subject to acceleration in certain circumstances, the Company or one of its affiliates will redeem all of the outstanding Exchangeable Shares by delivering Common Shares to holders of the Exchangeable Shares on a one-for-one basis, subject to adjustment in certain circumstances.

Based on the foregoing and subject to the terms and conditions set out below, the Underwriters offer to purchase severally in the respective percentages set out in Section 17, and by its acceptance hereof the Company hereby agrees to issue and sell to the Underwriters, all but not less than all of, the Special Warrants at the Closing Time (as defined below).

In consideration of the Underwriters’ agreement to purchase the Special Warrants that will result from acceptance by the Company and SMTC of this offer, and in consideration of the other services to be rendered by the Underwriters in connection therewith, including assisting in preparing documentation relating to the Special Warrants, including the Preliminary Prospectus and the Prospectus (each as defined below), and performing administrative work in connection with the distribution of the Special Warrants, the Company and SMTC, jointly and severally, agree to pay to the Underwriters at the Closing Time a cash fee (the “Underwriters’ Fee”) of $2,401,200, representing $0.072 (exclusive of federal goods and services tax, if applicable) for each Special Warrant issued and sold at the Closing Time.

It is acknowledged and agreed that the Underwriters may arrange for substituted purchasers (the “Substituted Purchasers”) to purchase Special Warrants on their behalf, it being agreed and understood that to the extent that the Underwriters do not arrange for Substituted Purchasers the purchase obligations hereunder shall continue to be obligations of the Underwriters and if, and only to the extent that, Substituted Purchasers purchase Special Warrants at the Closing Time, the obligations of the Underwriters to do so will be reduced, rateably in accordance with the respective percentages set out in Section 17, by the number of Special Warrants purchased from the Company by Substituted Purchasers. It is acknowledged and agreed that the Underwriters will be permitted to appoint other registered dealers (or other dealers duly qualified in their respective jurisdictions) (a “Selling Firm”) as their agents to assist in the Offering of Special Warrants to Substituted Purchasers and the Underwriters may determine the remuneration to such other dealers appointed by them, provided that any remuneration payable to any Selling Firm shall be for the account of the Underwriters and the Company and SMTC shall not be required to pay to the Underwriters more than the Underwriters’ Fee.

TERMS AND CONDITIONS

The following are additional terms and conditions of this Agreement.

1.	Definitions and Interpretation

(a)	Whenever used in this Agreement, the following terms will have the following meanings, respectively, and the terms set out in Section 13 have the meanings given to them in that section:

“affiliate” means an affiliated entity for purposes of section 1.2 of Ontario Securities Commission Rule 45-501 under the Securities Act (Ontario), as constituted at the date of this Agreement;

“Agreement” means the agreement resulting from the acceptance by the Company and SMTC of the terms of the offer set forth herein;

“Alternative Business Transaction” means (a) the issuance of equity securities of the Company or SMTC or securities of the Company or SMTC convertible or exchangeable into equity securities of the Company or SMTC resulting in the issuance in excess of 10% of the aggregate number of Exchangeable Shares and Common Shares outstanding on February 17, 2004 on a fully diluted basis (without duplication and other than (i) pursuant to SMTC’s stock option plan or share purchase plan, and (ii) any instrument outstanding on February 17, 2004 that is convertible into or exchangeable for voting securities of SMTC) or (b) a business transaction involving a change in the control of SMTC including a merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, or sale of all or substantially all of the assets of SMTC (which, for greater certainty, excludes any such business transaction that is an internal reorganization currently contemplated in SMTC’s business plans). An

Alternative Business Transaction will not include a restructuring of SMTC’s existing bank debt (i) without third party equity capital; or (ii) that is on terms and conditions and that provides SMTC’s existing lenders with consideration that in aggregate is less favourable than as provided in Exhibit “B”;

“Amendment” means any amendment to the Preliminary Prospectus or the Prospectus;

“Auditors” means KPMG LLP, the firm of chartered accountants duly appointed as auditors of the Company and SMTC for the time being;

“Business Day” means any day except Saturday, Sunday or a day on which chartered banks are not open for business in Toronto, Ontario;

“Canadian Securities Laws” means, the applicable securities laws of the Qualifying Jurisdictions and the respective rules and regulations made and forms prescribed thereunder, together with all applicable published policy statements, blanket orders and rulings of the Securities Commissions and all discretionary orders or rulings, if any, of the Securities Commissions made in connection with the transactions contemplated by this Agreement;

“Closing Date” means the date hereof;

“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Company and the Lead Underwriter may agree;

“Debt Restructuring Agreement” means an agreement between the Company, HTM Holdings Inc., SMTC, Lehman Commercial Paper Inc., The Bank of Nova Scotia, General Electric Capital Corporation, IBM Credit Corporation, Silver Point Capital L.P., Royal Bank of Canada, Comerica Bank, AMMC CDO I Limited and AMMC CDO II Limited dated February 17, 2004 with respect to the financial restructuring of the Company and SMTC;

“Disclosure Letter” means the letter dated the date hereof from the Company and SMTC to the Underwriters in respect of the representations and warranties related to the Company and SMTC contained in this Agreement, in form satisfactory to the Underwriters, and which letter forms an integral part of this Agreement;

“distribution” means distribution or distribution to the public, as applicable, for the purposes of the Canadian Securities Laws or any of them;

“Escrow Agent” means CIBC Mellon Trust Company and its successors and assigns;

“Insolvency Event” means the occurrence of any of the following:

(i) SMTC or the Company (a) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, administrator, trustee, liquidator or other similar official for itself or for all or substantially all of its assets (b) makes a general assignment for the benefit of creditors or a proposal under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding-up and Restructuring Act (Canada) or a similar law of any applicable jurisdiction, (c) institutes any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors; or

(ii) any proceeding against the Company or SMTC has been commenced to: (a) adjudicate it a bankrupt or insolvent; (b) result in the liquidation, dissolution winding-up, reorganization, arrangement, adjustment, protection or relief or composition of it or its debts under any statute, rule or regulation relating to bankruptcy, insolvency, reorganization, relief or protection of debtors; or (c) result in the appointment of a receiver, custodian, administrator, trustee, liquidator or other similar official for it or for all or any material part of its assets, and, in each case, such proceeding remains undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding shall occur;

“Lock-up Agreements” means the voting/lock-up agreement dated February 17, 2004 made by Bain Capital, Inc. and Celerity EMSIcon, LLC, as the managers of EMSIcon Investments, LLC, a stockholder of SMTC;

“Material Agreements” means each of the following documents:

(i) this Agreement;

(ii) the Subscription Agreements;

(iii) the U.S. Subscription Agreements;

(iv) the Special Warrant Indenture;

(v) the Warrant Indenture;

(vi) the Lock-Up Agreements;

(vii) the Support Agreement; and

(viii) the Voting and Exchange Agreement;

“material change” means a material change for the purposes of the Canadian Securities Laws or any of them or where undefined under the applicable securities laws of a jurisdiction means a change in the business, operations or capital of the Company or any of its subsidiaries that would reasonably be expected to have a significant effect on the market price or value of any of the Company’s securities, and includes a decision to implement such a change made by the board of directors or senior management of the Company;

“material fact” means a material fact for the purposes of the Canadian Securities Laws or any of them or, where undefined under the applicable securities laws of a jurisdiction, means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the Company’s securities;

“misrepresentation” means a misrepresentation for the purposes of the Canadian Securities Laws or any of them or, where undefined under the applicable Canadian Securities Laws of a jurisdiction, means: (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made;

“MRRS” means the mutual reliance review system procedures provided for under National Policy 43-201 “Mutual Reliance Review System for Prospectuses and Annual Information Forms” among the securities commissions and other securities regulatory authorities in each of the provinces and territories of Canada;

“NASDAQ” means The NASDAQ Stock Market, Inc. and its successor and assigns;

“Person” means any individual, partnership, limited partnership, joint venture, sole proprietorship, company or corporation, trust, trustee, unincorporated organization, a government or an agency or political subdivision thereof and every other form of legal or business entity of any nature or kind whatsoever;

“Preliminary Prospectus” means the preliminary prospectus of the Company which qualifies the distribution of the Units upon the conversion of the Special Warrants and, unless the context otherwise requires, includes any Amendments or supplements thereto;

“Prospectus” means the (final) prospectus of the Company which qualifies the distribution of the Units upon the conversion of the Special Warrants and, unless the context otherwise requires any Amendments or supplements thereto;

“Prospectus Qualification Deadline” means 5:00 p.m. (Toronto time) on the date that is 90 consecutive days after the Closing Date;

“Qualification” means obtaining a receipt for the Prospectus under applicable Canadian Securities Laws;

“Qualifying Jurisdictions” means each of the provinces of Canada;

“Registration Qualification Deadline” means 5:00 pm. (Toronto time) on the date that is 120 consecutive days after the Closing Date;

“Registration Statement” means a registration statement on Form S-1 relating to the Underlying Common Shares filed with the SEC pursuant to subsection 7(d);

“SEC” means the United States Securities and Exchange Commission;

“Securities Commissions” means the Securities Commissions of the Qualifying Jurisdictions;

“Subscription Agreements” means the subscription agreements entered into between the Company and the Substituted Purchasers with respect to the Special Warrants, in such form as may be agreed to by the Company and the Lead Underwriter;

“Subsidiaries” means all of the direct and indirect subsidiaries of SMTC, including each of the following:

(i) SMTC Nova Scotia Company;

(ii) SMTC Manufacturing Corporation of Canada;

(iii) 940862 Ontario Inc.;

(iv) HTM Holdings, Inc.;

(v) SMTC Manufacturing Corporation of California;

(vi) SMTC Manufacturing Corporation of Texas;

(vii) SMTC Manufacturing Corporation of North Carolina;

(viii) SMTC Manufacturing Corporation of Colorado;

(ix) SMTC Manufacturing Corporation of Massachusetts;

(x) SMTC Mex Holdings;

(xi) SMTC de Chihuahua S.A. de C.V.;

(xii) SMTC Ireland Company;

(xiii) SMTC Teoranta;

(xiv) SMTC R & D Teoranta;

(xv) SMTC Manufacturing Corporation of Wisconsin;

(xvi) Qualtron Inc.

and “Subsidiary” means any of them;

“subsidiary” means a subsidiary entity for purposes of section 1.2 of Ontario Securities Commission Rule 45-501 under the Securities Act (Ontario), as constituted at the date of this Agreement and, for greater certainty, includes the Subsidiaries;

“Supplementary Material” means, collectively, all supplemental or additional or ancillary material, information, evidence, return, report, application, statement or document related to the Preliminary Prospectus, the Prospectus, any Amendment or the Registration Statement or each of them;

“Support Agreement” means the exchangeable share support agreement dated as of July 27, 2000 between the Company, SMTC and SMTC Nova Scotia Company;

“TSX” means the Toronto Stock Exchange and its successors and assigns;

“Underlying Securities” means, collectively, the Special Warrant Shares and the Warrants;

“Underwriters’ Disclosure” means, in respect of a document, information and statements relating solely to the Underwriters, or any of them, and furnished by them specifically for use in such document;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

“U.S. GAAP” means United States generally accepted accounting principles;

“Voting and Exchange Agreement” means the voting and exchange trust agreement dated as of July 27, 2000 between the Company, SMTC, SMTC Nova Scotia Company and CIBC Mellon Trust Company, for and on behalf of the holders of Exchangeable Shares;

(b)	The division of this Agreement into Sections and headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections and Schedules are to Sections of and Schedules to this Agreement.

(c)	In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

(d)	In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include all Persons. The term “including” means “including without limiting the generality of the foregoing”.

(e)	All references to monetary amounts in this Agreement are to lawful money of Canada except where noted otherwise.

2.	Nature of Transaction

(a)	Each Substituted Purchaser of Special Warrants will (and each Underwriter, to the extent the Substituted Purchasers are not arranged for) purchase the Special Warrants in the Qualifying Jurisdictions, the United States, and such foreign jurisdictions as may be agreed to by the Company and SMTC, acting reasonably, in compliance with all applicable Canadian Securities Laws and the applicable securities laws of the United States and such foreign jurisdictions, respectively.

(b)	The Underwriters will obtain from each Substituted Purchaser an executed Subscription Agreement. The Company and SMTC hereby authorize the Underwriters, by means of the Subscription Agreements, to assign to the Substituted Purchasers the rights of the Underwriters to purchase the Special Warrants hereunder, and the benefits of the representations, warranties and covenants of the Company and SMTC contained herein with respect to the Special Warrants to be purchased by such Substituted Purchasers. It is a condition of the right of the Underwriters to make such assignment that the Substituted Purchasers make the covenants, representations and warranties to be made under the Subscription Agreements for the benefit of the Underwriters, the Company and SMTC.

(c)	The Underwriters will notify the Company and SMTC with respect to the identity of any such Substituted Purchasers as soon as practicable and with a view to leaving sufficient time to allow the Company and SMTC to secure compliance with all relevant Canadian Securities Laws and the relevant securities laws of the United States and any foreign jurisdiction, respectively, relating to the sale of the Special Warrants. Each of the Company and SMTC will use its commercially reasonable best efforts to secure compliance with all relevant regulatory requirements of the Canadian Securities Laws and the applicable securities laws of the United States and any foreign jurisdiction, respectively, relating to the distribution of the Special Warrants to the Substituted Purchasers prior to the Closing Date.

(d)	Each of the Company and SMTC undertake to file or cause to be filed, at the expense of the Company and SMTC, all forms or undertakings required to be filed by the Company or SMTC in connection with this transaction so that the sale of the Special Warrants may lawfully occur without the necessity of filing a prospectus or an offering memorandum.

3.	Escrow and Shareholder Approvals

(a)	On the Closing Date, the net proceeds of the sale of Special Warrants (the “Escrowed Funds”) will be delivered by the Lead Underwriter to the Trustee to be held in escrow pursuant to the terms of the Special Warrant Indenture. The Trustee will hold the Escrowed Funds in trust for the holders of Special Warrants and disburse and deal with the same all on the terms of the Special Warrant Indenture. Until the Escrow Conditions (as defined below) are met, the Escrowed Funds will not become the property of the Company. Upon the Trustee having been provided with satisfactory evidence that (i) the Shareholder Approval (as defined below) and approval of the Debt Restructuring Agreement have been obtained, and (ii) no Insolvency Event has occurred and is continuing, and (iii) the Lead Underwriter is satisfied in its sole discretion, acting reasonably, that the terms of the Debt Restructuring Agreement have been complied with and simultaneously with the closing under the Debt Restructuring Agreement (collectively the “Escrow Conditions”), all Escrowed Funds, together with any interest thereon, will be released by the Trustee to the Company. If such evidence is not delivered to the Trustee within 90 days following the Closing, all Escrowed Funds then held by the Trustee, together with interest thereon, will be released by the Trustee to the holders of the Special Warrants pro rata to their holdings of Special Warrants.

(b)	It is understood by the Underwriters, the Company and SMTC that the issuance of Underlying Common Shares will require the approval of SMTC’s shareholders (such shareholder approval referred to herein as the “Shareholder Approval”). SMTC hereby covenants and agrees that it and its management and board of directors will seek and (subject to fiduciary duties) publicly recommend such approval forthwith, and will use its commercially reasonable best efforts to hold a meeting (a “Shareholders Meeting”) of its shareholders for such purpose within 60 days following the Closing Date, but in any event no later than 90 days following the Closing Date (the “Shareholder Approval Deadline”).

(c)	If SMTC does not obtain the Shareholder Approval on or prior to the Shareholder Approval Deadline, then the obligations of the Underwriters hereunder to purchase 33,350,000 Special Warrants will terminate and the Company hereby grants to the Underwriters, in the respective percentages set out in Section 17, a non-assignable (except to a Substituted Purchaser) option (the “Option”) to purchase, at a price of $1.20 per Special Warrant, a number of Special Warrants (the “Reduced Special Warrants”) that, if exercised in full and assuming (i) the exercise in full of any Warrants issuable upon the conversion of the Reduced Special Warrants, and (ii) the issuance of Penalty Units, if any, would entitle the holders thereof to acquire (A) an aggregate number of Exchangeable Shares that does not exceed 25% of the aggregate number of Exchangeable Shares issued and outstanding on February 17, 2004, and (b) an aggregate number of Underlying Common Shares that, together with the Underlying Common Shares issuable on exchange of the Exchangeable Shares described in clause (A) of this Section does not exceed 19.9% of the aggregate number of Common Shares issued and outstanding on February 17, 2004. The Option may be exercised in whole or in part at any time prior to 5:00 p.m. (Toronto time) on the date (the “Option Exercise Date”) that is five Business Days following the date of the most recent Shareholders Meeting by delivery by each Underwriter of a written notice setting out the number of Reduced Special Warrants to be purchased by such

Underwriter. Upon furnishing such notice, such Underwriter will be committed to purchase and the Company will be committed to sell in accordance with and subject to the terms of this Agreement the number of Reduced Special Warrants indicated in the notice. Delivery of, and payment for, any Reduced Special Warrants will be made at the offices of Goodmans LLP, Toronto, Ontario at 8:00 a.m. (Toronto time) on the third Business Day after the Option Exercise Date. The Company and SMTC will, within one Business Day of the date on which the Shareholders Meeting is held deliver to each Underwriter and Substituted Purchaser written notice as to whether the Shareholders Approval has been obtained. Without limiting the generality of the foregoing, the Company will deliver to the Lead Underwriter a copy of each document delivered by the Company to the Trustee pursuant to section 3.3 or section 6.1(j) of the Special Warrant Indenture concurrently with the delivery of the document to the Trustee.

4.	Alternative Business Transaction

If (i) the Offering is cancelled by the Company and SMTC and an Alternative Business Transaction is completed on or prior to February 17, 2005, the Company and SMTC will pay to the Lead Underwriter, in addition to amounts paid or payable to Lead Underwriter hereunder in reimbursement of the Lead Underwriter’s expenses, Cdn. $900,000 on completion of such Alternative Business Transaction, or (ii) the Offering is completed and SMTC fails to obtain the Shareholder Approval on or before the Shareholder Approval Deadline, as applicable, and an Alternative Business Transaction is completed on or prior to February 17, 2005, the Company and SMTC will jointly and severally pay to each Underwriter or Substituted Purchaser, as applicable, (with respect to the number of Exchangeable Shares included in Special Warrants that were held in escrow for the benefit of such Underwriter or Substituted Purchaser (or its assignees) at the time the shareholders of SMTC declined to approve the Offering minus the number of Exchangeable Shares purchased by such Underwriter or Substituted Purchaser (or its assignees) pursuant to the Option) an amount equal to one-half of the difference between (A) the average market price of the Exchangeable Shares based on the closing price of the Exchangeable Shares on the TSX for the period that is ten trading days leading up to the date of the Shareholders Meeting called to approve the Offering, and (B) Cdn. $1.20, such payment to be made in immediately available funds on completion of such Alternative Business Transaction.

5.	Qualification Deadlines

If (i) the Prospectus Qualification Date does not occur on or before the Prospectus Qualification Deadline, or (ii) the date on which the Registration Statement becomes effective does not occur on or before the Registration Qualification Deadline, each Special Warrant exercised after the Prospectus Qualification Deadline will entitle the holder thereof to receive 1.1 Units without payment of additional consideration (in lieu of one Unit otherwise receivable, provided that the number of Units issuable on the conversion of a Special Warrant in such circumstances will be rounded to the nearest whole number, without any compensation therefor) (with the additional Units issuable in such circumstance being referred to herein as the “Penalty Units”) and each of the Company and SMTC will continue to use its commercially reasonable best efforts to (i) file, clear, and obtain a receipt for the Prospectus in the Qualifying Jurisdictions and (ii) file, and have declared effective, the Registration Statement; provided that the Company and SMTC will not be required to continue such efforts on or after July 4, 2004.

6.	Covenants of the Underwriters

Each of the Underwriters severally, but not jointly or jointly and severally, represents, warrants, covenants and agrees with the Company and SMTC that:

(a)	it will offer and sell, and will require any Selling Firm appointed by it to offer and sell, the Special Warrants only in those jurisdictions where they may be lawfully offered for sale or sold and only at the price per Special Warrant set out on herein;

(b)	it will, and will require any Selling Firm appointed by it to, conduct activities in connection with the Offering in compliance with all applicable Canadian Securities Laws and the applicable securities laws of the United States and will not (i) place an advertisement in a publication with general circulation in the United States that refers to the Offering, (ii) directly or indirectly, solicit offers to purchase or sell the Special Warrants or deliver to any prospective Substituted Purchaser any document or material that constitutes an offering memorandum under the laws of any jurisdiction, and would require the registration of the Special Warrants, or the filing of a prospectus with respect to the Special Warrants under the laws of any jurisdiction. Any offer or sales of the Special Warrants in the United States will be made in accordance with Section 13;

(c)	it will, and will require any Selling Firm appointed by it to require, that all offers and sales of the Special Warrants and the securities underlying the Special Warrants prior to the first anniversary of the Closing Date must be made only in accordance with the provisions of Rule 903 or Rule 904 under the Securities Act; pursuant to registration of the securities under the Securities Act; or pursuant to an available exemption from the registration requirements of the Securities Act; and it will not, and will require any Selling Firm appointed by it not to, engage in hedging transactions with regard to such securities prior to the first anniversary of the Closing Date unless in compliance with the Securities Act;

(d)	it will, and will require any Selling Firm appointed by it to, obtain from each Substituted Purchaser an executed and duly completed Subscription Agreement for the purchase of Special Warrants together with the purchase price therefor;

(e)	promptly upon the Company and SMTC obtaining a receipt therefor from the Securities Commissions and delivering copies of the Prospectus to such Underwriter it will deliver or cause to be delivered one copy of the Prospectus to each holder of Special Warrants as indicated on the register of holders of Special Warrants maintained by the Trustee;

(f)	it will notify the Company and SMTC when, in the Underwriters’ opinion, the distribution of Special Warrants shall have ceased and provide a breakdown of the number of Special Warrants distributed in the Qualifying Jurisdictions where such breakdown is required for the purpose of calculating fees payable to the Securities Commissions;

(g)	it will not make any representations or warranties with respect to the Company, SMTC, the Special Warrants, the Warrants, the Exchangeable Shares or the Common Shares other than as set forth in this Agreement, the Subscription Agreements, the Preliminary Prospectus or the Prospectus; and

(h)	subject to satisfaction of each of the conditions in Section 12, it will execute and deliver to the Company and SMTC the Underwriters’ certificate and any other certificate required to be executed by it under the applicable Canadian Securities Laws in connection with the Preliminary Prospectus, the Prospectus, any Amendment and any Supplementary Material;

(i)	it will require, and will require any Selling Firm appointed by it to require, with respect to each offer or sale of the Special Warrants or the securities underlying the Special Warrants made prior to the first anniversary of the Closing Date the purchaser of such securities (other than a distributor) to (i) certify that it is not a U.S. person and is not acquiring such securities for the account or benefit of any U.S. person or is a U.S. person who purchased securities in a transaction that did not require registration under the Securities Act; (ii) agree to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and (iii) agree not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act; and

(j)	it will, and it will require any Selling Firm appointed by it to require, that each distributor selling the Special Warrants or the securities underlying the Special Warrants to a distributor, a dealer, or a person receiving a selling concession, fee or other remuneration, prior to the first anniversary of the Closing Date, must send a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to an underwriter.

7.	Covenants of the Company and SMTC

Each of the Company and SMTC, jointly and severally, covenant and agree with each Underwriter and each Substituted Purchaser that:

(a)	each of the Special Warrants, the Warrants, the Special Warrant Shares, the Warrant Shares and the Underlying Common Shares will be duly and validly created, authorized and issued on the payment therefor, if any, and will have attributes corresponding in all material respects to the descriptions thereof herein and in the Subscription Agreements;

(b)	the Special Warrant Shares issuable upon the conversion of the Special Warrants, the Warrant Shares issuable upon the conversion of the Warrants and the Underlying Common Shares issuable upon the exchange of the Special Warrant Shares and the Warrant Shares (i) will be duly reserved for issuance, and (ii) will be duly issued and outstanding as fully paid and non-assessable shares in the capital of the Company and SMTC, as applicable;

(c)	the Company and SMTC shall fulfil all legal requirements to permit the creation, issuance and sale of the Special Warrants, the Warrants, the Special Warrant Shares, the Warrant Shares and the Underlying Common Shares, including compliance with all applicable Canadian Securities Laws and the applicable securities laws of the United States to enable the Special Warrants to be offered for sale and sold to Substituted Purchasers in the Qualifying Jurisdictions and the United States pursuant to Rule 903 or Rule 904 under the Securities Act and with the understanding that the Underwriter will comply with its covenants in Section 6 hereto;

(d)	the Company and SMTC shall (i) file the Preliminary Prospectus in respect of the issuance and distribution of the Special Warrant Shares and the Warrant Shares in each of the Qualifying Jurisdictions as soon as practicable following the Closing Date; (ii) resolve all comments received or deficiencies raised by the various securities regulatory authorities in the Qualifying Jurisdictions as expeditiously as possible; (iii) file and obtain receipts for the Prospectus in each Qualifying Jurisdiction which qualifies the issuance and distribution of the Special Warrant Shares and the Warrant Shares as soon as possible after such regulatory comments and deficiencies have been resolved and in no event later than 5:00 p.m. (Toronto time) on the Prospectus Qualification Deadline; and (iv) file the Registration Statement with the SEC for the purposes of registering the Underlying Common Shares under the 1933 Act and to take such other steps as may be necessary to ensure the free tradability of the Underlying Common Shares and to cause such Registration Statement to be declared effective by the SEC as soon as possible but in no event later than the Registration Qualification Deadline. The certificates of the Company and SMTC in the Preliminary Prospectus and the Prospectus will be signed by the chair of the audit committee of the Company as one of the two individuals signing on behalf of the board of directors of the Company;

(e)	the Company and SMTC will allow and assist the Underwriters and their legal counsel to participate fully in the preparation of the Preliminary Prospectus, the Prospectus, the Registration Statement and any Amendment and will allow the Underwriters and their representatives to conduct all “due diligence” investigations which the Underwriters may reasonably require to fulfil the Underwriters’ obligations as Underwriters and to enable the Underwriters to responsibly execute any certificate required to be executed by the Underwriters in such documentation;

(f)	the Company and SMTC will take all necessary action to ensure that the Exchangeable Shares issuable upon the conversion of the Special Warrants and the Warrants, as applicable, will be qualified investments under the Income Tax Act (Canada) for trusts governed by RRSPs, RRIFs and DPSPs, as well as under the usual investment statutes;

(g)	the Company and SMTC will comply with Section 57 of the Securities Act (Ontario) and with the other comparable provisions of the applicable Canadian Securities Laws and the applicable securities laws of the United States and, during the period of distribution of the Underlying Securities, will promptly inform the Underwriters in writing of the full particulars of (i) any adverse material change contemplated or proposed by, (and, after the date of issuance of a receipt for the Prospectus by the Securities Commissions, of any material change), whether actual, anticipated or threatened against the Company, in the financial condition, ownership, assets, liabilities (contingent or otherwise), business, affairs, prospects, capital or operations of SMTC, the Company or any Subsidiary, (ii) any adverse change (and, after date of issuance of a receipt for the Prospectus by the Securities Commissions, of any change) in any material fact contained or referred to in the Preliminary Prospectus, the Prospectus, any Amendment or any Supplementary Material, and (iii) the existence of any material fact which is, or may be, of such a nature as to render the Preliminary Prospectus, the Prospectus, any Amendment or any Supplementary Material untrue, false or misleading or result in a misrepresentation, it being understood and agreed that if the Company or SMTC determines, after consultation with the Underwriters, that an adverse material change or change in a material fact (and, after the date of issuance of a receipt for the Prospectus by the Securities Commissions, any material change or change in a material fact) has occurred which makes untrue or misleading any statement of a material fact contained in the Preliminary Prospectus, the Prospectus, any Amendment or any Supplementary Material, the Company and SMTC will:

(i)	prepare and file promptly, subject to the approval of the Underwriters, acting reasonably, any Amendment which may be necessary or advisable; and

(ii)	contemporaneously with filing the Amendment under the applicable Canadian Securities Laws, deliver to the Underwriters:

(A)	a copy of the Amendment, originally signed as required by the Canadian Securities Laws;

(B)	an originally signed copy of all documents relating to the proposed distribution of the Underlying Securities and filed with the Amendment under the applicable Canadian Securities Laws; and

(C)	such other documents as the Underwriters shall reasonably require;

(h)	at all times until the distribution of the Underlying Securities is complete, the Company and SMTC will, in good faith, discuss with the Underwriters and their counsel any change in circumstances (actual, anticipated, contemplated or threatened) relating to SMTC, the Company, any Subsidiary, the Special Warrants, the Warrants, the Special Warrant Shares, the Warrant Shares or the Underlying Common Shares, which is of such a nature that there is reasonable doubt as to whether notice in writing need be given to the Underwriters pursuant to subsection 7(g);

(i)	at all times until the distribution of the Underlying Securities is complete, the Company and SMTC will promptly notify the Underwriters, in writing, of the institution or threat of any court, Securities Commission or any other applicable securities regulatory authority to institute any stop order proceeding or any order or ruling preventing the use of the Preliminary Prospectus, the Prospectus, any Amendment or any Supplementary Material, or suspending, preventing or restricting the offering, issuance of sale of the Special Warrants or the issuance or distribution of the Warrants, the Special Warrant Shares, the Warrant Shares or the Underlying Common Shares in the Qualifying Jurisdictions or the United States. Each of the Company or SMTC will use its commercially reasonable best efforts to prevent the issuance of any such stop order or such other order or ruling or, if issued, to obtain its lifting as soon as possible;

(j)	at all times until the distribution of the Underlying Securities is complete, the Company and SMTC will promptly inform the Underwriters, in writing, of any request by any court, Securities Commission or any other applicable securities regulatory authority to amend or supplement the Preliminary Prospectus, the Prospectus, any Amendment or any Supplementary Material or for any additional information;

(k)	the Company and SMTC will, as soon as practicable, prepare and file any Amendment or any Supplementary Material required by the circumstances contemplated herein and by any change in the Canadian Securities Laws;

(l)	at the Closing Time and immediately prior to the time the Prospectus is filed, each of the Company and SMTC will deliver to the Underwriters certificates signed by the Chief Executive Officer or Chief Financial Officer of the Company and SMTC, as applicable, or by such other officer as is acceptable to the Underwriters, dated such date and addressed to the Underwriters to the effect that:

(i)	the representations and warranties of the Company or SMTC, as applicable, contained in this Agreement are true and correct as of the date of the certificate in all respects, subject, in the case of the delivery of such certificate immediately prior to the time the Prospectus is filed, to any change to such representations and warranties occurring from the Closing Time to the time the Prospectus is filed, provided that such changes have previously been disclosed in writing to the Underwriters and are disclosed in such certificate;

(ii)	the Company or SMTC, as applicable, has duly complied with all covenants and satisfied all the conditions herein on its part to be performed or satisfied at or prior to such time;

(iii)	no order suspending the sale or ceasing the trading of any securities of the Company or SMTC, as applicable, in the Qualifying Jurisdictions or the United States has been issued and no proceeding for that purpose is pending, contemplated or threatened under the Canadian Securities Laws or the securities laws of the United States, by the Securities Commissions, the SEC or by any other regulatory body (including the TSX and the NASDAQ) which has jurisdiction over the Company or SMTC, as the case may be; and

(iv)	since the date of SMTC’s last audited financial statements, except as set forth in any report filed with the Securities Commissions on a non-confidential basis and provided to the Underwriters, SMTC has not, either on a consolidated basis or in respect of any partial ownership interests in material properties, whether held through partnerships, co-ownerships, corporations or otherwise, incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise) or entered into any material transaction not in the ordinary course of business; there has been no material change (financial or otherwise) in the consolidated assets, financial position, voting control, business, affairs or results of operations of SMTC and the Subsidiaries on a consolidated basis, and there has occurred no event and no state of facts exists that, under the Canadian Securities Laws or the securities laws of the United States, is required to be publicly disclosed that has not been so publicly disclosed;

(m)	the Company and SMTC will, immediately after the Closing Time, file such documents as may be required under the Canadian Securities Laws in respect of the sale of the Special Warrants in reliance upon private placement exemptions which, without limiting the generality of the foregoing, will include Form 45-501F1 and Form 45-102F2 as prescribed under the Rules to the Securities Act (Ontario), and will legend securities issuable hereunder in accordance with the requirements of Multilateral Instrument 45-102 and in a manner satisfactory to the Underwriters and their counsel, acting reasonably and without undue delay;

(n)	the Company and SMTC will fully comply in a timely fashion with all of its continuous disclosure and other obligations under the provisions of applicable Canadian Securities Laws and the applicable securities laws of the United States, and will provide to holders of Special Warrants copies of all disclosure or other materials distributed to holders of Exchangeable Shares and holders of Common Shares;

(o)	the Company will, for a period of twelve months after the Closing Date, use its commercially reasonable best efforts to remain a reporting issuer (or the equivalent) under the Canadian Securities Laws not in default of any requirement of such Canadian Securities Laws;

(p)	the Company and SMTC will obtain all necessary regulatory consents and approvals in respect of the listing of (i) the Special Warrant Shares, the Warrants and the Warrant Shares on the TSX, subject to the approval of the TSX, and (ii) the Underlying Common Shares on the NASDAQ, and will involve the Underwriters’ counsel in all communications with the TSX and the NASDAQ and promptly deliver or cause to be delivered such communications to the Underwriters’ counsel;

(q)	the Company and SMTC will each use its commercially reasonable best efforts to maintain the listing of (i) the Exchangeable Shares on the TSX, and (ii) the Common Shares on the NASDAQ;

(r)	the Company and SMTC will each use its commercially reasonable best efforts to obtain the Shareholder Approvals;

(s)	each of the Company and SMTC will take all necessary steps to comply with its respective obligations under the Support Agreement and the Voting and Exchange Agreement;

(t)	SMTC will use its commercially reasonable best efforts to hire (i) a suitable, full-time chief financial officer to replace SMTC’s current chief financial officer, and (ii) a suitable chief executive officer to replace SMTC’s current chief executive officer; and

(u)	SMTC will not amend or waive any provision of the Lock-up Agreements without the prior approval of the Lead Underwriter.

8.	Prospectus Deliveries

The Company and SMTC will cause to be delivered to the Underwriters:

(a)	as soon as practicable, copies of the Preliminary Prospectus, in the English and French languages, signed as required by the Canadian Securities Laws;

(b)	as soon as practicable, copies of the Prospectus, in the English and French languages, signed as required by the Canadian Securities Laws;

(c)	as soon as they are available, copies of any Amendment, in the English and French languages, signed as required by the Canadian Securities Laws;

(d)	as soon as they are available, copies of any Supplementary Material required to be delivered to Substituted Purchasers;

(e)	at the time of the delivery to the Underwriters, pursuant to this Section 8, of the Prospectus or any Amendment, a comfort letter of the Auditors dated the date of the Prospectus or Amendment, as applicable, and addressed to the Underwriters, the Substituted Purchasers, and the respective directors of the Company and SMTC, in form and substance satisfactory to the Underwriters, acting reasonably, relating to the verification of the financial information and accounting data and other numerical data contained in the Prospectus or Amendment, as applicable, and matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus or Amendment, as applicable, to a date not more than two Business Days prior to the date of such letter, which letter shall be in addition to the Auditors’ report contained in the Prospectus or Amendment and the comfort letter of the Auditors addressed to the Securities Commissions;

(f)	as soon as they are available, such numbers of commercial copies of the Preliminary Prospectus, the Prospectus, any Amendment and any Supplementary Material for distribution to the Substituted Purchasers, as the Underwriters may reasonably require, without charge, in such cities in Canada as the Underwriters may reasonably request; and

(g)	the Company’s and SMTC’s consent to the use by the Underwriters of the documents referred to in subsections 8(a), 8(b), 8(c) and 8(d) in connection with the distribution of the Underlying Securities in the Qualifying Jurisdictions in compliance with the provisions of this Agreement.

9.	Representations and Warranties - Prospectus

(a)	The delivery to the Underwriters of the documents referred to in subsections 8(a), 8(b), 8(c) and 8(d) hereof will constitute the joint and several representation and warranty of the Company and SMTC to the Underwriters and the Substituted Purchasers that:

(i)	each such document at the time of its filing fully complied with the requirements of the Canadian Securities Laws pursuant to which it was or is filed and that all the information and statements contained therein (except Underwriters’ Disclosure) are at the respective dates of delivery thereof, true and correct, contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Company and to SMTC and its subsidiaries considered as a whole, and to the Special Warrant Shares, the Warrant Shares and the Underlying Common Shares as required by applicable Canadian Securities Laws,

(ii)	no material fact or information has been omitted therefrom (except Underwriters’ Disclosure) and no other fact or information (except Underwriters’ Disclosure) has been omitted therefrom which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made,

(iii)	the financial statements contained therein present fairly the financial position of SMTC and its subsidiaries, on a consolidated basis, in each case as at the dates thereof, and the results of operations and changes in financial position over the periods reported upon, all in accordance with, U.S. GAAP applied on a consistent basis;

(iv)	since the date hereof (other than as publicly disclosed), there has been no: (A) material adverse change (actual, anticipated, contemplated or threatened) in the condition (financial or otherwise), business, affairs, prospects, operations, assets, liabilities or obligations (absolute, contingent or otherwise) of the Company, SMTC or any of its subsidiaries (a “Material Adverse Change”), (B) material change in the capital stock, voting control or financial condition of the Company, SMTC or any of its subsidiaries, or (C) action, suit, proceeding, investigation, inquiry or review, pending or threatened against or affecting the Company, SMTC or any of its subsidiaries or any of their respective officers, directors or principal shareholders at law or in equity or before or by any federal, provincial, municipal, foreign or other governmental or quasi-governmental department, commission, board, bureau or agency which has resulted in, or may result in, a Material Adverse Change, or which affects or may affect the distribution of any of the Special Warrants, the

Warrants, the Special Warrant Shares, the Warrant Shares or the Underlying Common Shares and none of the Company, SMTC nor any of its subsidiaries is aware of any existing grounds on which such action, suit, proceeding or inquiry might be commenced;

(v)	the Subsidiaries include all the operating subsidiaries of SMTC; and

(vi)	none of the Securities Commissions nor any court or other regulatory body has issued an order preventing or suspending the use of any Preliminary Prospectus, Prospectus or Amendment or preventing the distribution of the Special Warrant Shares, the Warrant Shares or the Underlying Common Shares nor instituted proceedings for that purpose, and no such proceedings are pending or contemplated.

10.	Representations and Warranties - Special Warrant Offering

(a)	Each of the Company and SMTC, jointly and severally, represents and warrants to each of the Underwriters and to the Substituted Purchasers, and acknowledges that each of them is relying upon such representations and warranties in purchasing the Special Warrants, that:

(i)	each of the Company and SMTC has been duly incorporated and each of the Subsidiaries has been duly incorporated, as applicable, and each of the Subsidiaries (except SMTC Ireland Company, SMTC Teoranta, and SMTC R & D Teoranta), is validly existing under the laws of its jurisdiction of incorporation has all requisite power and authority and is duly qualified to carry on its business as now conducted and to own its properties and assets and each of the Company and SMTC has all requisite power and authority to carry out its obligations under this Agreement, and to issue the Special Warrants, the Warrants, the Special Warrant Shares, the Warrant Shares and the Underlying Common Shares, as applicable;

(ii)	except for the Subsidiaries, neither the Company nor SMTC has any subsidiaries nor any investment in any person which is or would be material to the business and affairs of the SMTC on a consolidated basis;

(iii)	no person other than SMTC or a direct or indirect wholly-owned subsidiary thereof legally or beneficially owns any securities in the capital of the Subsidiaries or has any option or other right to acquire any interest in such securities, whether upon the occurrence of a contingency or otherwise; all of the outstanding shares of each subsidiary of SMTC have been duly and validly authorized and issued and are fully-paid and non-assessable and have not been issued in violation of or subject to any pre-emptive right arising under the charter documents, by-laws of such subsidiary with the law of its jurisdiction of incorporation, co-sale right, right of first refusal or other similar right and all outstanding shares of such subsidiaries are owned by SMTC either directly or through wholly-owned subsidiaries free and clear of any pledge, security interests, claims, liens, encumbrances or equitable interests;

(iv)	all consents, approvals, permits, authorizations or filings (except for notices of private placement and documents in connection with the Preliminary Prospectus, Prospectus and any Amendment to be filed by the Company with the Securities Commissions) as may be required under the Canadian Securities Laws or the securities laws of the United States necessary to the execution and delivery of and the performance by the Company and SMTC of their respective obligations under this Agreement have been made or obtained, as applicable;

(v)	other than the Underwriters and Lazard Frères & Co., LLC, there is no person acting or purporting to act at the request of the Company or SMTC who is entitled to any brokerage or finder’s fee in connection with the transactions contemplated hereby;

(vi)	except for the Shareholder Approvals, all necessary corporate action has been taken by the Company and SMTC, including the passage of all requisite resolutions of the directors, to create, issue, sell and deliver the Special Warrants upon receipt of payment of the purchase price therefor and issue and deliver the Underlying Securities upon the conversion of the Special Warrants, the Warrant Shares upon the conversion of the Warrants and the Underlying Common Shares upon the exchange of the Special Warrant Shares and the Warrant Shares, as applicable, and upon the issuance, such shares will be validly issued, fully paid and non-assessable;

(vii)	each of the Company and SMTC has filed all forms, reports and documents required to be filed by it pursuant to the Canadian Securities Laws or the securities laws of the United States, as applicable (collectively, the “Reports”) since December 31 , 2002.

(viii)	each Report (i) at the time that it was filed with the Securities Commission complied in all material respects with the applicable requirements of the Canadian Securities Laws or the applicable securities laws of the United States, as applicable, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) if required under the Canadian Securities Laws or the securities laws of the United States contain any untrue statement of a “material fact” as defined in the applicable Canadian Securities Laws or the applicable securities laws of the United States, as applicable, or omit to state such a material fact required to be stated in such Reports or necessary in order to make the statements in such Reports, in the light of the circumstances under which they were made, not misleading;

(ix)	the Company is a “qualifying issuer” within the meaning ascribed to that term under Multilateral Instrument 45-102;

(x)	other than as set forth in the Disclosure Letter, there are no, nor have there ever been, any action, suit, proceeding, investigation, inquiry or review or, pending or threatened against or affecting the Company or SMTC, or any of their respective officers or directors at law or in equity, before or by any federal, provincial, municipal, foreign or other governmental or quasi-governmental department, commission, board, bureau or agency which has resulted in, or may result in, a Material Adverse Change, or which affects or may affect the distribution of any of the Special Warrants, the Warrants, the Special Warrant Shares, the Warrant Shares and the Underlying Common Shares and neither the Company nor SMTC is aware of any existing grounds on which such action, suit, proceeding or inquiry might be commenced;

(xi)	the execution and delivery of the Material Agreements, the creation, issuance, sale and delivery of the Special Warrants and the Warrants, the use of the proceeds from the sale of the Special Warrants, the issuance and delivery of the Special Warrant Shares upon the conversion of the Special Warrants, the Warrant Shares upon the conversion of the Warrants, and the issuance and delivery of the Underlying Common Shares upon the exchange of the Special Warrant Shares or the Warrant Shares, as applicable, by the Company or SMTC, as applicable, and the performance and compliance by the Company or SMTC, as applicable, with the terms of the Material Agreements;

(A)	do not require any consent, approval, authorization or order of any court or government agency or body, other than the filing of (i) the Prospectus under the Canadian Securities Laws and (ii) the Registration Statement under the securities laws of the United States, or other than those which have been or will, prior to the Closing Date, be obtained;

(B)	will not contravene any statute, rule or regulation binding on the Company or SMTC; or

(C)	will not result in the breach of, or be in conflict with, or constitute a default or Repayment Event (as defined below) under, or create a state of facts which, after notice or lapse of time, or both, would constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of SMTC or any of its subsidiaries pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which SMTC or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of SMTC or any of its subsidiaries is subject (collectively, “Agreements and Instruments”), nor will such action result in any violation of the provisions of the constating documents, by-laws, other governing agreements or resolutions of SMTC or any of its subsidiaries, or judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over SMTC or any of its subsidiaries or any of their assets, properties or operations. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by SMTC or any subsidiary thereof;

(xii)	each of the Company and SMTC has the full corporate power, capacity and authority (a) to enter into the Material Agreements and to perform its obligations set out therein and the Material Agreements have been duly authorized, executed and delivered on behalf of the Company or SMTC, as applicable, and are valid and binding obligations of the Company or SMTC, as applicable, enforceable in accordance with their respective terms except to the extent that enforceability may be limited by bankruptcy or insolvency or other similar laws relating to or affecting creditors’ rights generally, and subject to the award of equitable remedies being within the discretion of the court and subject to the enforcement of rights to contribution and indemnity being found contrary to public policy, (b) to create, sell and deliver the Special Warrants, (c) to issue and deliver the Special Warrant Shares upon the conversion of the Special Warrants, the Warrant Shares upon the conversion of the Warrants and the Underlying Common Shares upon the exchange of the Special Warrant Shares or Warrant Shares, as applicable, and (d) to carry out all the terms and provisions of the Material Agreements to be performed by the Company or SMTC;

(xiii)	other than as set out in the Disclosure Letter, neither SMTC nor any of its subsidiaries is in violation of its constating documents, by-laws, other governing agreements or resolutions of SMTC or any subsidiary thereof or in default in the performance or observance of any obligation, agreement, covenant or condition contained in the Agreements and Instruments;

(xiv)	the audited consolidated financial statements of SMTC and notes thereto as at and for the year ended December 31, 2002 and the unaudited consolidated financial statements of SMTC as at and for the period ended September 28, 2003, present fairly the consolidated financial position of SMTC as at the dates indicated and the results of its operations and changes in its financial position for the periods specified and reflect all material liabilities (absolute, accrued, contingent or otherwise) of SMTC and its subsidiaries and such financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis;

(xv)	as of the close of business on March 2, 2004, the authorized capital of (i) the Company consists of an unlimited number of Exchangeable Shares of which 4,593,811 are issued and outstanding on the date hereof as fully-paid and non-assessable shares, and (ii) SMTC consists of 60,000,000 shares of common stock of which 24,095,968 are issued and outstanding on the date hereof as fully paid and non-assessable shares;

(xvi)	no order prohibiting the sale of securities by the Company or SMTC has been issued and no proceedings for this purpose have been instituted or are pending, contemplated or threatened;

(xvii)	(i) each of SMTC and the Subsidiaries has filed all necessary tax notices and has paid all applicable taxes of whatever nature for all tax years to the date hereof to the extent such taxes have become due or have been alleged to be due, and (ii) each of SMTC and the Subsidiaries is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon with respect to itself, where in any of the above cases, it (or the failure to file or pay) has resulted in, or may result in a Material Adverse Change;

(xviii)	as at the Closing Date, except as contemplated by this Agreement and the Subscription Agreements, no holder of outstanding shares in the capital of the Company or SMTC is entitled to any pre-emptive or any similar rights to subscribe for any Exchangeable Shares or Common Shares or other securities of the Company or SMTC and except as disclosed in the Disclosure Letter, no rights, warrants or options to acquire, or instruments convertible into or exchangeable for any shares in the capital of the Company or SMTC are outstanding;

(xix)	except for the Material Agreements and except as disclosed in the Disclosure Letter, there are currently no agreements, arrangements or understandings among or between any shareholders of the Company or SMTC with respect to the Company or SMTC or the voting or disposition of the Exchangeable Shares or Common Shares, as applicable;

(xx)	there are no Persons with registration or other similar rights to have any equity or debt securities registered or qualified for sale under the Prospectus or included in the Offering;

(xxi)	the holders of outstanding securities of the Company and SMTC, respectively, are not entitled to pre-emptive or other rights to acquire Exchangeable Shares or Underlying Common Shares, as applicable, pursuant to the charter documents or by-laws of the Company or SMTC, as applicable, or under applicable law; and there are no restrictions on subsequent transfers of Exchangeable Shares or Underlying Common Shares pursuant to the charter documents or by-laws of the Company or SMTC, as applicable;

(xxii)	except as disclosed in the Disclosure Letter, no legal, governmental or quasi-governmental proceedings are pending to which SMTC or any of its subsidiaries is a party or to which the property of SMTC or any subsidiary is subject and no such proceedings have been threatened against or are contemplated with respect to SMTC or any subsidiary;

(xxiii)	there is no legal, governmental or quasi-governmental proceedings to which SMTC or any of its subsidiaries is a party that would question the validity of the creation, issuance, sale or delivery of the Special Warrants or Warrants, the issuance or delivery of the Special Warrant Shares upon the conversion of the Special Warrants and the Warrant Shares upon the conversion of the Warrants or the validity of any action taken or to be taken by the Company or SMTC in connection with the Material Agreements;

(xxiv)	each of SMTC and its subsidiaries possesses all certificates, authority, permits or licences issued by the appropriate regulatory authorities necessary to conduct the business now operated by it and has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or licence, except where not having such certificate, authority, permit or license has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change;

(xxv)	CIBC Mellon Trust Company has been duly appointed as registrar and transfer agent of the Exchangeable Shares at its principal offices in Toronto, Ontario;

(xxvi)	Mellon Investor Services LLC has been duly appointed as registrar and transfer agent of the Common Shares at its offices in Ridgefield Park, New Jersey;

(xxvii)	CIBC Mellon Trust Company has been duly appointed as trustee and Escrow Agent, for and behalf of the Special Warrants and Warrants, under the Special Warrant Indenture and Warrant Indenture, respectively, prior to the Closing Date;

(xxviii)	with respect to each premise which is material to SMTC and its subsidiaries and which SMTC or a subsidiary thereof occupies as tenant (the “Material Leased Premises”), SMTC or a subsidiary thereof occupies the Material Leased Premises and has the exclusive right to occupy and use the Material Leased Premises;

(xxix)	SMTC and its subsidiaries have good and marketable title to all real property owned by SMTC or its subsidiaries and good title to all other material properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except encumbrances in favour of the lenders named in the Debt Restructuring Letter;

(xxx)	except as has not and would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Change, (A) neither SMTC nor any of its subsidiaries is in violation of any federal, provincial, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) SMTC and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of SMTC, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Laws against SMTC or any of its subsidiaries, and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws;

(xxxi)	SMTC and each of its subsidiaries owns or possesses or, with respect to general statements filed by third parties with standards bodies, has been offered adequate rights to use all patents, patent rights or licenses, inventions, collaborative research agreements, trade-secrets, know-how, trademarks, service marks, trade names, industrial designs, business styles, distinguishing guises, copyrights and other intellectual property which are necessary to conduct its businesses as now or proposed to be conducted; the expiration of any patents, patent rights, trade secrets, trademarks, service marks, trade names or copyrights would not have a material adverse effect on SMTC or any of its subsidiaries; SMTC has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of SMTC or any of its subsidiaries by others with respect to any patent, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names or copyrights; neither SMTC nor any of its subsidiaries has received any notice of, and has knowledge of, any infringement of or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names or copyrights; there is no claim being made against SMTC or any of its subsidiaries regarding patents, patent rights or licenses, inventions, collaborative research, trade secrets, know-how, trademarks, service marks, trade names or copyrights; neither SMTC nor any of its subsidiaries in the conduct of their business as now or proposed to be conducted infringe or conflict with any right or patent of any third party, or any discovery, invention, product or process which is the subject of a patent application filed by any third party, known to SMTC or any of its subsidiaries; and any third party patent rights necessary to comply with a mandated standard are available on normal non-discriminatory license terms;

(xxxii)	there is presently no material plan in place for retirement bonus, buy-sell agreement, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by SMTC or any of its subsidiaries for the benefit of any current or former director, officer, employee or consultant of SMTC or the Subsidiaries and, to the extent that any such employee benefit plan is in place, each such employee plan has been maintained in compliance with its terms and with the requirements by any and all statutes, orders, rules and regulations that are applicable to each such employee plan;

(xxxiii)	except as disclosed in the Reports, neither SMTC nor any of its subsidiaries owes any money to, nor has SMTC or any of its subsidiaries any present loans to, or borrowed any monies from, is or otherwise indebted to any officer, director, employee, shareholder or any person not dealing at “arm’s length” (as such term is defined in the Income Tax Act (Canada)) with SMTC or such subsidiary, as applicable;

(xxxiv)	except as disclosed in the Reports, none of SMTC or any of its subsidiaries is party to any material contract, agreement or understanding with any officer, director, employee, shareholder or any other person not dealing at arm’s length with SMTC or such subsidiary, as applicable;

(xxxv)	except as set out in the Disclosure Letter, no present or former officer, director or shareholder of SMTC or any of its subsidiaries has any cause of action, or other claim whatsoever, against, or owes any amount to, SMTC or any subsidiary in connection with SMTC or any subsidiary;

(xxxvi)	there are no actual, threatened or pending unfair labour practice complaints, strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labour-related disputes or proceedings pertaining to SMTC or any of its subsidiaries, and there have not been any such activities or disputes or proceedings within the last year;

(xxxvii)	except as disclosed in the Reports, since December 31, 2002;

(A)	there has not been any material change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of SMTC and its subsidiaries taken as a whole,

(B)	there has not been any material change in the capital or long-term debt of SMTC and its subsidiaries taken as a whole;

(C)	there has not been any material change in the business, business prospects, conditions (financial or otherwise) or results of the operations of SMTC and its subsidiaries taken as a whole; and

(D)	SMTC and its subsidiaries taken as a whole has carried on its business in the ordinary course;

(xxxviii)	no order ceasing or suspending trading in securities of the Company or SMTC or prohibiting the sale of securities by the Company or SMTC has been issued and no proceedings have been instituted, are pending, contemplated or threatened for this purpose; and

(xxxix)	none of the directors or officers of the Company or SMTC is now, or has ever been, subject to an order or ruling of any Securities Commission, the SEC or a stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange.

11.	Special Warrant Closing

(a)	The closing of the purchase and sale of the Special Warrants provided for in this Agreement shall be completed at the offices of Goodmans LLP, Toronto, Ontario at the Closing Time.

(b)	The following are conditions precedent to the obligations of the Underwriters and the Substituted Purchasers to purchase the Special Warrants, which conditions the Company and SMTC jointly and severally covenant to use commercially reasonable best efforts to fulfil within the times set out herein, and which conditions may be waived in writing in whole or in part by the Underwriters on behalf of the Substituted Purchasers:

(i)	receipt by the Underwriters of the following documents:

(A)	favourable legal opinions, dated the Closing Date from counsel to the Company and SMTC, Goodmans LLP and Ropes and Gray LLP, as applicable, addressed to the Underwriters, the Substituted Purchasers and the Underwriters’ counsel in a form mutually agreeable to all the Underwriters, their counsel, the Company and SMTC;

(B)	the certificates required by subsections 7(l) hereof dated as of the Closing Date;

(C)	executed copies of the Material Agreements;

(D)	certificates representing the Special Warrants, registered as directed by the Lead Underwriter, bearing a legend stating: “Unless permitted under securities legislation, the holder of the Special Warrants represented by this certificate shall not trade the Special Warrants before July 4, 2004”;

(E)	form of certificate representing the Warrants;

(F)	evidence satisfactory to the Underwriters that the respective boards of directors of the Company and SMTC have authorized and approved the Material Agreements, the issuance of the Penalty Units, the issuance of the Special Warrants, the issuance of the Warrants upon the conversion of the Special Warrants, the issuance of the Special Warrant Shares upon the conversion of the Special Warrants, the issuance of the Warrant Shares upon the conversion of the Warrants and the issuance of the Underlying Common Shares upon the exchange of the Special Warrant Shares and the Warrant Shares and all matters relating hereto and forms of certificates in respect thereof; and

(G)	such further and other documentation as may be contemplated hereby or as counsel to the Underwriters or applicable regulatory authorities may reasonably require,

all in form and substance satisfactory to the Underwriters, acting reasonably;

(ii)	the representations and warranties of the Company and SMTC contained herein being true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby;

(iii)	the Company and SMTC having complied with all covenants and satisfied all terms and conditions to be complied with and satisfied by it at or prior to the Closing Time; and

(iv)	the Underwriters shall not have previously terminated their obligations pursuant to this Agreement.

(c)	It will be a condition precedent to the obligation of the Company and SMTC to issue the Special Warrants that:

(i)	the Underwriters shall have delivered to the Company Subscription Agreements executed by each Substituted Purchaser;

(ii)	the Underwriters shall have delivered or caused to be delivered to the Escrow Agent a reimbursement wire transfer representing in the aggregate the total purchase price payable for all of the Special Warrants net of the Underwriters’ Fee and reimbursement for expenses pursuant to Section 15 hereof;

(iii)	the Underwriters having complied with the covenants and satisfied all terms and conditions to be complied with and satisfied by them at or prior to the Closing Time; and

(iv)	no order shall have been made by any Securities Commission, the SEC, the TSX or the NASDAQ which restricts in any manner the distribution of the Special Warrants, the Warrants, the Special Warrant Shares, the Warrant Shares or the Underlying Common Shares.

12.	Conditions of Executing Prospectus Certificates

The obligation of the Underwriters to execute the Underwriters’ certificates to be contained in the Preliminary Prospectus, the Prospectus and any Amendments thereto shall be conditional upon:

(a)	the Underwriters being satisfied in their sole discretion, acting reasonably, that the disclosure therein contained constitutes full, true and plain disclosure of all material facts relating to the Company and SMTC and the securities being distributed thereunder and that such disclosure does not contain a misrepresentation;

(b)	with respect to the Prospectus, the Underwriters having received:

(i)	the certificate required by subsections 7(l) dated as of the date of the Prospectus; and

(ii)	the comfort letter required by subsection 8(e) dated as of the date of the Prospectus;

(c)	the Underwriters having been afforded the ability to conduct all “due diligence” investigations which the Underwriters have reasonably required to fulfil the Underwriters’ obligations as underwriters and to enable the Underwriters to responsibly execute any such certificate of the Underwriters in the Prospectus.

13.	Offering in the United States

(a)	For the purposes of this Section 13, the following terms will have the meanings indicated:

(i)	“Accredited Investor” means “accredited investor” as that term is defined in Rule 501(a) of Regulation D;

(ii)	“affiliate” means “affiliate” as that term is defined in Rule 405 under the 1933 Act;

(iii)	“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Section 13, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Securities and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Special Warrants;

(iv)	“General Solicitation” or “General Advertising” means “general solicitation or general advertising”, as used under Rule 502(c) of Regulation D, including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

(v)	“Regulation D” means Regulation D adopted by the SEC under the 1933 Act;

(vi)	“Regulation S” means Regulation S adopted by the SEC under the 1933 Act;

(vii)	“Securities” means the Special Warrants, the Units, the Special Warrant Shares, the Warrants and the Warrant Shares;

(viii)	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as that term is defined in Regulation S;

(ix)	“U.S. Affiliate” of any Underwriter means its U.S. registered broker-dealer affiliate;

(x)	“U.S. Person” means a “U.S. person” as that term is defined in Regulation S;

(xi)	“U.S. Subscription Agreement” means the subscription agreements entered into between the Company and the U.S. purchasers with respect to the Special Warrants, in such form as may be agreed to by the Company and the Lead Underwriter;

(xii)	“1933 Act” means the United States Securities Act of 1933, as amended; and

(xiii)	“1934 Act” means the United States Securities Exchange Act of 1934, as amended.

(b)	The Underwriters may offer and sell the Special Warrants within the United States through the U.S. Affiliates on the terms and subject to the conditions of this Section 13.

(c)	Each Underwriter acknowledges that the Special Warrants have not been registered under the 1933 Act and the Special Warrants may be offered and sold only in transactions exempt from or not subject to the registration requirements of the 1933 Act. Accordingly, each Underwriter separately and not jointly represents, warrants and covenants, that:

(i)	it has not offered and sold, and will not offer and sell, any Special Warrants forming part of its allotment in the Underwriting Agreement except (a) in an offshore transaction in accordance with Rule 903 of Regulation S or (b) pursuant to an available exemption from the registration requirements of the Securities Act. Accordingly, the Special Warrants will be offered or sold in the United States as provided in paragraphs (ii) through (xii) below and neither the Underwriter nor any of its affiliates nor any persons acting on its behalf, has made or will make (except as permitted in paragraphs (ii) through (xii) below) (A) any offer to sell or any solicitation of an offer to buy, any Special Warrants to any person in the United States or a U.S. Person, (B) any sale of Special Warrants to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States and not a U.S. Person, or such Underwriter, affiliate or person acting on behalf of either, reasonably believed that such purchaser was outside the United States and not a U.S. Person, or (C) any Directed Selling Efforts in the United States with respect to any of the Special Warrants;

(ii)	it will not offer or sell Special Warrants in the United States or to or for the account or benefit of a U.S. Person except that it may offer or sell Special Warrants to Substituted Purchasers who are Accredited Investors and who will purchase Special Warrants directly from the Company, in each case in the manner contemplated in this Section 13;

(iii)	it has not entered and will not enter into any contractual arrangement with respect to the distribution of the Special Warrants, except with its affiliates, any selling group members or with the prior written consent of the Company and SMTC;

(iv)	all offers of Special Warrants in the United States have been and will be made solely through the Underwriter’s U.S. Affiliate and all sales of Special Warrants in the United States shall be made pursuant to this Section 13, by the Company solely to Substituted Purchasers who are Accredited Investors designated by one of the Underwriters’ U.S. Affiliates;

(v)	it and its Affiliates have not, either directly or through a person acting on its or their behalf, solicited and will not solicit offers for, and have not offered to sell and will not offer to sell, Special Warrants in the United States by any form of General Solicitation or General Advertising or in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act;

(vi)	any offer, sale or solicitation of an offer to buy Special Warrants that has been made or will be made in the United States or to a U.S. Person was or will be made only to Accredited Investors in transactions that are exempt from registration under the 1933 Act and any applicable state securities laws and in accordance with any applicable U.S. federal and state laws and regulations governing the registration or conduct of securities brokers and dealers;

(vii)	immediately prior to soliciting such offerees, the Underwriter, its affiliates, and any person acting on its or their behalf had reasonable grounds to believe and did believe that each offeree was an Accredited Investor, and at the time of completion of each sale to a person in the United States or a U.S. Person, the Underwriter, its affiliates, and any person acting on its or their behalf will require each purchaser designated by such Underwriter or its U.S. Affiliate to purchase Special Warrants from the Company as a Substituted Purchaser to certify that it is an Accredited Investor;

(viii)	prior to completion of any sale of Special Warrants in the United States or to a U.S. Person, each U.S. purchaser will be required to execute a Subscription Agreement for U.S. purchasers;

(ix)	at the Time of Closing, each Underwriter together with its U.S. Affiliate, will provide a certificate, substantially in the form of Exhibit A and addressed to the Company and SMTC, relating to the manner of the offer and sale of Special Warrants in the United States and to U.S. Persons or a written confirmation that it did not offer or sell any Special Warrants in the United States or to or for the account or benefit of a U.S. Person or arrange for any Substituted Purchasers in the United States or that are U.S. Persons.

(x)	it will not, and will require any Selling Firm appointed by it not to, engage in hedging transactions with regard to the Special Warrants or the securities underlying the Special Warrants prior to the first anniversary of the Closing Date unless in compliance with the Securities Act;

(xi)	it will require, and will require any Selling Firm appointed by it to require, with respect to each offer or sale of the Special Warrants or the securities underlying the Special Warrants made prior to the first anniversary of the Closing Date the purchaser of such securities (other than a distributor) to (i) certify that it is a U.S. person who purchased securities in a transaction that did not require registration under the Securities Act; (ii) agree to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and (iii) agree not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act; and

(xii)	it will, and it will require any Selling Firm appointed by it to require, that each distributor selling the Special Warrants or the securities underlying the Special Warrants to a distributor, a dealer, or a person receiving a selling concession, fee or other remuneration, prior to the first anniversary of the Closing Date, must send a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to an underwriter.

(d)	Each of the Company and SMTC, jointly and severally, represent, warrants, covenants and agrees that:

(i)	it is not, and as a result of the sale of the Special Warrants contemplated hereby will not be, an open-end investment company, a unit investment trust registered or required to be registered or a closed end investment company required to be registered, but not registered, under the United States Investment Company Act of 1940, as amended;

(ii)	except with respect to offers and sales to Accredited Investors in reliance upon an exemption from registration available under the 1933 Act, neither the Company, SMTC nor any of their respective affiliates, nor any person acting on their behalf, has made or will make: (A) any offer to sell, or any solicitation of an offer to buy, any Securities to a person in the United States or a U.S. Person; or (B) any sale of Securities unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States and not a U.S. Person or (ii) the Company, SMTC, its affiliates, and any person acting on their behalf reasonably believe that the purchaser is outside the United States and not a U.S. Person;

(iii)	during the period in which Special Warrants are offered for sale or any Units, Special Warrant Shares, Warrants or Warrant Shares are outstanding, neither it nor any of its affiliates, nor any person acting on its or their behalf has engaged in or will engage in any Directed Selling Efforts with respect to the Securities in the United States, or has taken or will take any action that would cause the exemptions afforded by the 1933 Act to be unavailable for offers and sales of Special Warrants in the United States in accordance with this Section 13, or the exclusion from registration afforded by Rule 903 or Rule 904 of Regulation S to be unavailable for offers and sale of Special Warrants outside the United States in accordance with this Agreement;

(iv)	none of the Company, SMTC, any of their respective affiliates nor any person acting on its or their behalf has offered or will offer to sell, or has solicited or will solicit offers to buy, any of the Securities in the United States by means of any form of General Solicitation or General Advertising or in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act;

(v)	except with respect to the offer and sale of Special Warrants offered hereby, it has not, for a period of six months prior to the commencement of the offering of Special Warrants, sold, offered for sale or solicited any offer to buy any of its securities in the United States or to a U.S. Person in a manner that would be integrated with the offer and sale of the Special Warrants and would cause the exemptions from registration set forth in the 1933 Act to become unavailable with respect to the offer and sale of the Special Warrants; and

(vi)	the Company and SMTC shall not register the transfer of any of the Securities not made in accordance with Regulation S.

14.	Indemnity

(a)	The Company and SMTC, jointly and severally, agree to indemnify and save harmless the Underwriters, any U.S. broker-dealer affiliate of an Underwriter that offers any Special Warrants for sale to U.S. Persons and their respective affiliates and their respective partners, directors, officers, employees and agents against all losses (other than a loss of profit), claims, damages, liabilities, costs and expenses caused or incurred by reason of:

(i)	any statement or information (other than the Underwriters’ Disclosure) contained in the Preliminary Prospectus, the Prospectus, the Registration Statement, any Amendment or any Supplementary Material that may be filed by or on behalf of the Company or SMTC under the applicable Canadian Securities Laws and the applicable securities laws of the United States in connection with the Offering being or alleged to be a misrepresentation or untrue or any omission or alleged omission to state therein any fact or information (other than Underwriters’ Disclosure), required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

(ii)	any order made or inquiry, investigation or proceeding commenced or threatened by the Securities Commissions, the SEC, the TSX, the NASDAQ or other competent authority, not based upon the activities or the alleged activities of an Underwriter, other than those losses, claims, damages, liabilities, costs and expenses caused or incurred by reason of, or directly relating to any Underwriter, whether or not related to the Offering, based upon any untrue statement or omission or alleged untrue statement or omission or any misrepresentation or alleged misrepresentation in the Preliminary Prospectus, the Prospectus, the Registration Statement, any Amendment or any Supplementary Material (other than Underwriters’ Disclosure or omission thereof) which prevents or restricts the sale of, the trading in, or the distribution of the Special Warrants, the Warrants, the Special Warrant Shares, the Warrant Shares or the Underlying Common Shares in the Qualifying Jurisdictions and the United States;

(iii)	the Company or SMTC not complying with any requirement of any Canadian Securities Laws or any securities laws of the United States in connection with the offering, issuance, sale and delivery of the Special Warrants, the Warrants, the Special Warrant Shares, the Warrant Shares or the Underlying Common Shares or any other matter contemplated hereby; or

(iv)	any breach of any of the covenants, representations, warranties or obligations of the Company or SMTC contained herein or made pursuant hereto,

If any matter or thing contemplated by this Section 14 shall be asserted against any Person in respect of which indemnification is or might reasonably be considered to be provided, such Person (the “Indemnified Person”) shall notify the party from whom indemnity is being sought (the “Indemnifying Party”) as soon as possible of the nature of such claim, and the Indemnifying Party shall be entitled, but not required, to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to the Indemnified Person. The omission to so notify the Indemnifying Party will not relieve it from liability which it may have to any Indemnified Person provided that the Indemnifying Party is not materially prejudiced by such omission.

(b)	In any claim referred to in subsection 14(a) hereof, the Indemnified Person shall have the right to retain other legal counsel to act on his, her or its behalf provided that the fees and disbursements of such other legal counsel shall be paid by the Indemnified Person unless:

(i)	the Indemnifying Party and the Indemnified Person shall have mutually agreed to the retention of the other legal counsel;

(ii)	the Indemnifying Party fails to defend such claim within a reasonable period of time; or

(iii)	the Indemnified Person and Indemnifying Party are parties to any such claims and the representation of both parties by the same legal counsel would be inappropriate due to the actual or potential differing interests between them;

in which event such fees and disbursements shall be paid on an on-going basis by the Indemnifying Party to the extent that such fees have been reasonably incurred provided that in no event shall the Company or SMTC be responsible for the fees and expenses of more than one separate legal counsel in respect of all Indemnified Persons.

(c)	The rights of indemnity contained in this Section 14 shall not enure to the benefit of any Indemnified Person if the Underwriters were provided with a copy of any Amendment which corrects any untrue statement or omission or alleged omission which is the basis of such claim and which is required, under the applicable Canadian Securities Laws and the applicable securities laws of the United States, to be delivered to such Person by the Underwriters and if the Underwriters do not so deliver the Amendment within five days of the Underwriters’ receipt.

(d)	The Company and SMTC hereby waives any right to recover contribution from the Underwriters with respect to any liability of the Company and SMTC by reason of or arising out of any misrepresentation contained in the Preliminary Prospectus, the Prospectus, the Registration Statement, any Amendment or any Supplementary Material; provided, however, that such waiver shall not apply in respect of liability caused or incurred by reason or arising out of any misrepresentation which is based upon or results from the Underwriters’ Disclosure.

(e)	If for any reason the indemnification provided for in subsection 14(a) is unavailable, in whole or in part, to an Indemnified Person in respect of any losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof) referred to in subsection 14(a), and subject to the restrictions and limitations referred to therein, the Indemnifying Party shall contribute to the amount paid or payable (or, if such indemnity is unavailable only in respect of a portion of the amount so paid or payable, such portion of the amount so paid or payable) by such Indemnified Person as a result of such losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and the Underwriters on the other hand from the distribution of the Special Warrants provided that an Underwriter shall not in any event be liable to contribute, in the aggregate, any amount in excess of the amount of the Underwriters’ Fee paid to it pursuant hereto.

The relative benefits received by the Indemnifying Party on the one hand and the Underwriters on the other hand shall be deemed to be in the proportion that the total proceeds received from the distribution of the Special Warrants (net of the Underwriters’ Fee) is to the Underwriters’ Fee in respect of the sale of the Special Warrants. The amount paid or payable by an Indemnified Person as a result of such losses, claims, damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such losses, claims,. damages, liabilities, costs or expenses (or claims, actions, suits or proceedings in respect thereof), whether or not resulting in any such action, suit, proceeding or claim.

(f)	No admission of liability and no settlement of any claims, actions, suits or proceedings in respect of any losses, claims or liabilities referred to in this Section 14 shall be made without the consent of the Indemnified Person affected, such consent not to be unreasonably withheld. No admission of liability shall be made by an Indemnified Person without the consent of the Indemnifying Party and it shall not be made liable for any settlement of any such claim, action, suit or proceeding made without its consent, such consent not to be unreasonably withheld.

(g)	The indemnity and contribution obligation of the Indemnifying Party hereof shall be in addition to any liability which the Indemnifying Party may have, shall, to the extent that the indemnity contained in subsection 14(a) hereof is given in favour of Persons who are not parties to this Agreement, be held by the Underwriters in trust for the Persons in favour of whom such indemnities are given and may be enforced directly by such Persons and be binding and enure to the benefit of any successors, assigns, heirs and personal representatives of an Indemnified Person.

(h)	If a court of competent jurisdiction in a final judgment determines that any person has engaged in any fraud, fraudulent misrepresentation, wilful misconduct or gross negligence, such person shall not be entitled to claim contribution from any other person who has not engaged in such fraud, fraudulent misrepresentation, wilful misconduct or gross negligence.

15.	Expenses

Whether or not the purchase and sale of the Special Warrants shall be completed as contemplated by this Agreement, all reasonable costs and expenses of or incidental to the issue and delivery of the Special Warrants to the Substituted Purchasers and of or incidental to all matters in connection with the transactions set out in this Agreement shall be borne by the Company and SMTC, including, without limitation, expenses payable in connection with the qualification of the Special Warrant Shares, the Warrant Shares and the Underlying Common Shares for distribution in the Qualifying Jurisdictions and the United States in which Special Warrants have been sold by the Underwriters on behalf of the Company and SMTC, the fees and expenses of legal counsel to the Company and SMTC and any local counsel, and all costs incurred in connection with the preparation and printing of the Preliminary Prospectus, the Prospectus, the Registration Statement, any Amendment, any Supplementary Material and the certificates representing the Special Warrants. The Company and SMTC shall be jointly responsible for and pay the Underwriters’ reasonable out-of-pocket costs and expenses, and the reasonable fees and disbursements of the Underwriters’ legal counsel and any Selling Firms. All reasonable costs and expenses incurred by the Underwriters prior to the Closing Date shall be deducted from the gross proceeds of the Offering at the Time of Closing. All reasonable costs and expenses incurred by the Underwriters on or after the Closing Date, including the reasonable fees and disbursements of the Underwriters’ legal counsel in connection with the Prospectus and related due diligence, shall be reimbursed by the Company and SMTC within 15 days of receiving an invoice therefore.

16.	Termination

(a)	Material Change

If, prior to the Closing Time, there should occur any material change or a change in any material fact (including the discovery by the Underwriters of any material fact that was not disclosed previously by the Company or SMTC) in the business, operations, capital, affairs or prospects of the Company or SMTC or any of their affiliates, which results or, in the opinion of any of the Underwriters, might reasonably be expected to result to a materially adverse effect on the market price or value of the Exchangeable Shares or Common Shares, any of the Underwriters shall be entitled, at its option, in accordance with subsection 16, to terminate its obligations under this Agreement by written notice to that effect given to the other Underwriters and the Company at any time prior to the Closing Time.

(b)	No Proceedings

If any inquiry, action, suit, investigation or other proceeding (whether formal or informal) is commenced, announced or threatened or any order is made by any federal, provincial or other governmental department, commission, board, bureau, agency or instrumentality including, without limitation, the TSX or the NASDAQ or any securities regulatory authority (other than any such inquiry, action, suit investigation or other proceeding or order relating solely to any of the Underwriters) or any law or regulation is enacted or changed which in the reasonable opinion of the Underwriters operates to prevent or restrict the trading of the Exchangeable Shares or the Common Shares or materially and adversely affects or could be expected to materially and adversely affect the market price or value of the Exchangeable Shares or the Common Shares, any of the Underwriters shall be entitled, at its option and in accordance with subsection 16, to terminate its obligations under this Agreement by notice to that effect given to the other Underwriters and the Company at any time prior to the Closing Time.

(c)	Disaster Out

If there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence, any acts of terrorism or hostilities or escalation thereof or other calamity or crises, or any law or regulation which in the reasonable opinion of any Underwriter, materially adversely affects, or could be expected to materially adversely affect, the financial markets in Canada or the United States or the business, operations, capital, affairs or prospects of SMTC and the Subsidiaries taken as a whole, any of the Underwriters shall be entitled at its option, in accordance with subsection 16, to terminate its obligations under this Agreement by written notice to that effect given to the other Underwriters, the Company and SMTC at any time prior to the Closing Time.

(d)	Non-Compliance with Conditions

Each of the Company and SMTC agree that all material terms and conditions of this Agreement shall be construed as conditions and complied with so far as they relate to acts to be performed or caused to be performed by it, that it will use its commercially reasonable best efforts to cause such conditions to be complied with, and that any breach or failure by the Company or SMTC to comply with any such conditions shall entitle any of the Underwriters to terminate their obligations to purchase the Special Warrants or to refuse to sign the certificate of Underwriters in the Prospectus (provided that, for greater clarity, failure to comply with any such material term or condition entitles such Underwriter to so refuse pursuant to Section 12 of this Agreement), by notice to that effect given to the other Underwriters, the Company and SMTC at or prior to the Closing Time, unless otherwise expressly provided in this Agreement. The Underwriters may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to their rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Underwriters only if such waiver or extension is in writing and signed by all of the Underwriters.

(e)	Exercise of Termination Rights

The rights of termination contained in subsections 16(a), 16(b), 16(c) and 16(d) may be exercised by any of the Underwriters and are in addition to any other rights or remedies any of the Underwriters may have in respect of any default, act or failure to act or non-compliance by the Company or SMTC in respect of any of the matters contemplated by this Agreement or otherwise. Subject to Section 19, in the event of any such termination, there shall be no further obligations on the part of the Underwriters to the Company or SMTC or on the part of the Company and SMTC to the Underwriters except in respect of any liability which may have arisen or may arise after such termination under Section 16. A notice of termination given by an Underwriter under subsections 16(a), 16(b), 16(c) and 16(d) shall not be binding upon any other Underwriter.

17.	Liability of Underwriters

(a)	The obligations of the Underwriters with respect to purchasing the Special Warrants shall be several, and not joint or joint and several, and shall extend to the following percentages of the Special Warrants to be sold on behalf of the Company and SMTC.

Orion Securities Inc.	42.55%
CIBC World Markets Inc.	42.55%
GMP Securities Limited	10.00%
RBC Dominion Securities Inc.	4.90%

(b)	If one of the Underwriters fails to perform its obligation to purchase (or arrange for Substituted Purchasers for) its representative percentage of the aggregate amount of the Special Warrants set forth above, the other Underwriters shall have the right, but not the obligation, at their option, to purchase any of the Special Warrants which the defaulting Underwriter failed or refused to purchase. If, with respect to the Special Warrants, the non-defaulting Underwriters elect not to exercise such right:

(i)	the non-defaulting Underwriter shall be entitled, by notice to the Company, to terminate, without liability on the part of such Underwriter or the Company, its obligations to purchase its original percentage of Special Warrants; and

(ii)	the Company and SMTC shall have the right to terminate its obligations hereunder without liability except under the headings “Indemnity” and “Expenses” above in respect of the non-defaulting Underwriters.

(c)	Nothing in this Section 17 shall relieve any defaulting Underwriter from liability in respect of its default hereunder to the Company, SMTC or to any non-defaulting Underwriter.

18.	Standstill

Each of the Company and SMTC agrees that for a period of 120 days following the Closing Date, it will not sell or issue, or enter into any agreement to sell or issue, any of their respective equity securities (or securities convertible into such equity securities) in excess of 5% of the total value or number of such securities outstanding following completion of the offering (other than the grant of options pursuant to either corporation’s stock option plans or stock purchase plan or the issuance of securities on the exercise of previously granted options, warrants or other securities of such corporation or in connection with any acquisition, strategic investments or strategic alliance involving the Company or SMTC) (the “Standstill Provision”) without the prior written consent of the Lead Underwriter, such consent not to be unreasonably withheld or delayed. SMTC hereby agrees that it will cause its other Subsidiaries to comply with the Standstill Provision contemplated herein. For greater certainty, this provision will no longer apply if the Offering is not completed or if the Shareholder Approvals are not obtained.

19.	Survival

All of the representations, warranties, covenants and agreements of the Company and SMTC herein contained or contained in documents delivered pursuant to or in connection with this Agreement shall survive the issue and sale of the Special Warrants and shall continue in full force and effect for the benefit of the Underwriters for a period of two years from the Closing Date.

20.	Actions by the Underwriters

All steps which must or may be taken by the Underwriters in connection herewith, with the exception of matters relating to any of Sections 14, 15, 16 or 17 may be taken by the Lead Underwriter on behalf of itself and the execution of this Agreement by the Company and SMTC shall constitute the authority and obligation of the Company and SMTC for accepting notification of any such steps from, and for delivering the definitive documents constituting the Special Warrants to or to the order of, the Lead Underwriter. The Lead Underwriter shall first consult with the other Underwriters with respect to all notices, extensions or communications to or with the Company.

21.	Notice

Any notice or other communication required or permitted to be given hereunder shall be in writing and may be personally delivered or sent by facsimile on a Business Day to the following addresses:

(a) in the case of the Company:

SMTC Manufacturing Corporation of Canada
635 Hood Road
Markham, Ontario
L3R 4N6

Attention:	John E. Caldwell
Facsimile Number:	(905) 479-5326

with a copy to

Goodmans LLP
Suite 2400
250 Yonge Street
Toronto, Ontario
M5B 2M6

	Attention:	Allan Goodman
	Facsimile Number:	(416) 979-1234

(b)	in the case of SMTC:

SMTC Corporation
635 Hood Road
Markham, Ontario
L3R 4N6

	Attention:	John E. Caldwell
	Facsimile Number:	(905) 479-5326

with a copy to

Ropes & Gray LLP
One International Place
Boston, MA 02110

	Attention:	Alfred O. Rose
	Facsimile Number:	(617) 951-7050

(c)	in the case of the Underwriters:

Orion Securities Inc.
BCE Place
181 Bay Street
Suite 3100
Toronto, Ontario
M5J 2T3

	Attention:	Mark McQueen
	Facsimile Number:	(416) 848-3650

with a copy to

McCarthy Tétrault LLP
Box 48, Suite 4700
Toronto Dominion Bank Tower
Toronto, Ontario
M5K 1E6

	Attention:	Jonathan Grant
	Facsimile Number:	(416) 868-0673

The Company or SMTC, or any of the Underwriters may change its address for notice by notice given in the manner aforesaid. Any such notice or other communication shall be deemed to have been given on the day on which it was delivered or sent by facsimile if received during normal business hours, otherwise it shall be deemed to have been received by 9:00 a.m. on the next Business Day.

22.	Language

The parties hereto confirm their express wish that this Agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language.

Les parties reconnaissent leur volonté express que la présente entente ainsi que tous les documents et contrats s’y rattachant directement ou indirectement soient rédigées en anglais.

23.	Time of Essence

Time shall be of the essence of this Agreement.

24.	Entire Agreement

The parties agree that, with respect to the subject matter of this Agreement, this Agreement supersedes all prior understandings and communications between the parties or any of them, oral or written, and constitutes the entire agreement between the parties.

25.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Qualifying Jurisdictions and the laws of Canada applicable therein and the courts of such province shall have non-exclusive jurisdiction over any dispute hereunder.

26.	Delivery by Facsimile Transmission and Counterparts

This Agreement, once executed, may be delivered by facsimile transmission and may be considered by the Company and SMTC to be an original executed copy. In addition, this Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

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If the foregoing is in accordance with your understanding and is agreed to by you, will you please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and returning the same to the undersigned.

Yours truly,

ORION SECURITIES INC.		CIBC WORLD MARKETS INC.

By:	/s/ [signature appears here]	By:	/s/ [signature appears here]

GMP SECURITIES LIMITED		RBC DOMINION SECURITIES INC.

By:	/s/ Jason Robertson	By:	/s/ [signature appears here]
Director, Investment Banking

Accepted and agreed to as of the 3rd day of March, 2004.

SMTC CORPORATION		SMTC MANUFACTURING CORPORATION OF CANADA

By:	/s/ John E. Caldwell	By:	/s/ John E. Caldwell
	John E. Caldwell President and Chief Executive Officer		John E. Caldwell President and Chief Executive Officer